Exhibit 5.6

February 4, 2014

Headwaters Incorporated

10701 South River Front Parkway, Suite 300

South Jordan, UT 84095

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as local Florida counsel to Entegra Roof Tile, LLC (“Entegra”), Entegra Roof Tile Sales, LLC (“Entegra Sales”), Entegra Roof Tile Delivery, LLC (“Entegra Delivery”), and Entegra Roof Tile Okeechobee, LLC (“Entegra Okeechobee”), each a Florida limited liability company (each of Entegra, Entegra Sales, Entegra Delivery and Entegra Okeechobee a “Florida Guarantor” and collectively, the “Florida Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Headwaters Incorporated, a Delaware corporation (the “Issuer”), the Florida Guarantors and the other registrant guarantors named therein with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”), relating to the issuance by the Issuer of up to $150,000,000 aggregate principal amount of 71/4-% Senior Notes due 2019 (the “Notes”) and the issuance by the Florida Guarantors and other guarantors of guaranties (each a “Guaranty” and collectively, the “Guaranties”) given with respect to the Notes.  The Notes and the Guaranties will be issued pursuant to an Indenture dated as of December 10, 2013, among the Issuer, other guarantors party thereto and Wilmington Trust, National Association, as trustee (“Trustee”) (the “Indenture”), as supplemented and modified to join the Florida Guarantors to the Indenture by the First Supplemental Indenture dated as of December 23, 2013 by and among the Issuer, Entegra, Entegra Sales, Entegra Delivery, Roof Tile Acquisition, LLC, and the Trustee (“First Supplemental Indenture”) and the Second Supplemental Indenture dated as of January 23, 2014 by and among the Issuer, Entegra Okeechobee and the Trustee (the “Second Supplemental Indenture”)(the Indenture, the First Supplemental Indenture and the Second Supplemental Indenture are collectively, the “2013 Indenture”).  The terms of the Guaranties are set forth in the 2013 Indenture and any capitalized terms used but not otherwise defined herein are as defined in the 2013 Indenture.  This opinion letter is furnished to you at your request.

215 NORTH EOLA DRIVE ORLANDO, FLORIDA 32801-2028	TEL: 407-843-4600 • FAX :407-843-4444 • WWW.LOWNDES-LAW.COM	450 SOUTH ORANGE AVENUE, SUITE 200 ORLANDO, FLORIDA 32801-3385

This opinion letter is limited to the matters expressly stated herein.  No opinions are to be inferred or implied beyond the opinions expressly so stated.

This opinion letter has been prepared and is to be construed in accordance with the “Report on Third-Party Legal Opinion Customary Practice in Florida, dated December 3, 2011, which is incorporated by reference into this opinion letter.

In connection with issuing the opinions set forth in this opinion letter, we have reviewed and relied on originals or copies, certified or otherwise, of each of the following documents:

1.                                      The 2013 Indenture;

2.                                      A copy of the Articles of Organization of each Florida Guarantor, as filed with the Secretary of State of Florida (collectively, the “Articles”);

3.                                      A copy of the Operating Agreement of each of Entegra, Entegra Sales and Entegra Delivery, each dated as of December 12, 2013, each as amended by a First Amendment to Operating Agreement dated as of January 31, 2014, and of the Operating Agreement of Entegra Okeechobee dated as of January 13, 2014 (each an “Operating Agreement” and collectively, the “Operating Agreements”);

4.                                      Written Consent of the Sole Director of each Florida Guarantor dated February 4, 2014, authorizing each such Florida Guarantor to enter into the 2013 Indenture and perform its obligations thereunder;

5.                                      Certificate of Officer of each Florida Guarantor dated February 4, 2014; and

6.                                      A Certificate of Status as to each Florida Guarantor issued by the Secretary of State of Florida on February 3, 2014 (collectively, the “Certificates of Status”).

For purposes of rendering the opinions contained in this opinion letter, we have not reviewed and express no opinions regarding any documents other than the documents listed above and, therefore, our opinions are qualified in all respect by the scope of our document review.  We have also not reviewed any documents that may be referred to in or incorporated by reference into any of the documents listed above.  With respect to the schedules and annexes to the 2013 Indenture, we have relied upon the factual matters set forth therein, without independent investigation, as being true, correct and complete.  We note that we have been retained to act solely as local Florida counsel to the Florida Guarantors in connection with the Guaranties contemplated by the 2013 Indenture.  We are not regular counsel to the Florida Guarantors, the Issuer or to any other party to the 2013 Indenture and are not generally informed as to their respective business affairs.

With your consent, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the 2013 Indenture supplied to us by the Florida Guarantors with respect to the factual matters set forth therein.  No opinion is rendered hereunder as to the accuracy of the representations and warranties contained in the 2013 Indenture.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions:

(a) the legal capacity of each natural person to take all actions required of each such person in connection with the 2013 Indenture; (b) the legal existence of each party to the 2013 Indenture except for the Florida Guarantors; (c) the power of each party to the 2013 Indenture to execute, deliver and perform all transaction documents executed and delivered by such party and to do each other act done or to be done by such party in connection with the 2013 Indenture except for the Florida Guarantors; (d) the authorization, execution and delivery by each party of each transaction document related to the 2013 Indenture executed and delivered or to be executed and delivered by such party; (e) the validity, binding effect and enforceability as to each party, other than the Florida Guarantors (and with respect to each of the Florida Guarantors only to the extent expressly provided in this opinion letter), of the 2013 Indenture or to be executed and delivered and of each other act done or to be done by such party in connection with the 2013 Indenture; (f) there have been no undisclosed modifications of any provision of the 2013 Indenture or any other document reviewed by us in connection with the rendering of this opinion letter and no undisclosed prior waiver of any right or remedy contained in the 2013 Indenture; (g) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (h) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful or unreliable contained in any document encompassed within the diligence review undertaken by us; (i) as of the date of issuance, each certificate or other document issued by a public authority was accurate, complete and authentic and all official public records (including their proper indexing and filing) were accurate and complete, and the foregoing remain accurate and complete as of the date of this opinion letter; (j) each recipient of the opinion letter has acted in good faith, without notice of any defense against enforcement of rights created by, or adverse claim to any property or security interest transferred or created as part of, the transactions contemplated by the 2013 Indenture, and has complied with all laws applicable to it that affect the 2013 Indenture; (k) the conduct of the parties to the 2013 Indenture comply with any requirement of good faith, fair dealing and conscionability; (l) routine procedural matters such as service of process or qualification to do business in the relevant jurisdiction(s) will be satisfied by the parties seeking to enforce the 2013 Indenture; (m) agreements reviewed in connection with rendering the opinions will be enforced as written; (n) no discretionary action (including a decision not to act) that is permitted in the 2013 Indenture will be taken by or on behalf of any Florida Guarantor in the future that might result in a violation of law or constitute a breach of or default under any of such Florida Guarantor’s other agreements or under any applicable court order; (o) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, modify or qualify the terms of the 2013 Indenture or the rights of the parties thereunder; (p) the payment of all required documentary stamp taxes, intangible taxes and other taxes and fees imposed upon the execution, filing or recording of documents; and (q) with respect to 2013 Indenture, including the inducement of the parties to enter into and perform their respective obligations thereunder, there has been no mutual mistake of fact or undue influence and there exists no fraud or duress.

When used in this opinion letter, the phrases “to our knowledge,” “known to us” or the like means the conscious awareness of the lawyers in the “primary lawyer group” of factual matters such lawyers recognize as being relevant to the opinion or confirmation so qualified.  Such phrases do not imply that we have undertaken any independent investigation within our firm, with any Florida Guarantor or with any third party to determine the existence or absence of any facts or circumstances, and no inference should be drawn merely from our current representation of any Florida Guarantor.  Where any opinion or confirmation is qualified by the phrase “to our knowledge,” “known to us” or the like, it means that the lawyers in the “primary lawyer group” are without any actual knowledge or conscious awareness that the opinion or confirmation is untrue in any respect material to the opinion or confirmation.  For purposes of this opinion letter, “primary lawyer group” means:  (i) the lawyer who signs the name of the firm to this opinion letter, and (ii) the lawyers currently in the firm who are actively involved in preparing or negotiating this opinion letter.

We have not participated in the preparation of any offering material relating to the Issuer or any Florida Guarantor and assume no responsibility for the content of any such materials.

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications contained herein, we are of the opinion that:

1.                                      Based solely on the Certificates of Status, each Florida Guarantor is a Florida limited liability company duly formed, validly existing under the laws of the State of Florida and its status is active, and each has the limited liability company power and authority to execute and deliver the 2013 Indenture and perform its obligations thereunder.

2.                                      The execution, delivery and performance of the 2013 Indenture by each Florida Guarantor have been duly ratified by all necessary limited liability company action under the Articles and Operating Agreement of such Florida Guarantor.

3.                                      The execution and delivery of the 2013 Indenture and the performance by each Florida Guarantor of its obligations under the 2013 Indenture, including under Article XI with respect to the Guaranty, do not violate Applicable Laws, as hereafter defined, or the Articles or Operating Agreement of such Florida Guarantor.

4.                                      To our knowledge, no consent, approval, authorization or other action by, or filing or registration with, any governmental authority of the State of Florida is required by or on behalf of any of the Florida Guarantors to execute and deliver the 2013 Indenture other than those consents, approvals, authorizations, actions, filings and registrations as to which the requisite consents, approvals or authorizations have been obtained, the requisite actions have been taken and the requisite filings and registrations have been accomplished and are in full force and effect.

When used in this opinion letter, the term “Applicable Laws” means the Florida laws, rules and regulations that a Florida counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Florida Guarantors and the 2013 Indenture, but excluding the laws, rules and regulations set forth below.

All federal laws, rules and regulations and the following Florida laws, rules and regulations are expressly excluded from the scope of this opinion letter:  (a) securities laws, rules and regulations; (b) laws, rules and regulations regulating banks and other financial institutions, insurance companies and investment companies; (c) pension and employee benefit laws, rules and regulations; (d) labor laws, rules and regulations, including laws on occupational safety and health; (e) antitrust and unfair competition laws, rules and regulations; (f) laws, rules and regulations concerning compliance with fiduciary requirements; (g) laws, rules and regulations concerning the creation, attachment, perfection or priority of any lien or security interest; (h) laws, rules and regulations relating to taxation; (i) bankruptcy, fraudulent conveyance, fraudulent transfer and other insolvency laws; (j) environmental laws, rules and regulations; (k) laws, rules and regulations relating to patents, copyrights, trademarks, trade secrets and other intellectual property; (l) local laws, administrative decisions, ordinances, rules or regulations, including any zoning, planning, building, occupancy or other similar approval or permit or any other ordinance or regulation of any county, municipality, township or other political subdivision of the State of Florida; (m) criminal and state forfeiture laws and any racketeering laws, rules or regulations; (n) other statutes of general application to the extent that they provide for criminal prosecution; (o) laws relating to terrorism or money laundering; (p) laws, regulations and policies concerning national and local emergency and possible judicial deference to acts of sovereign states; (q) filing or consent requirements under any of the foregoing excluded laws; and (r) judicial and administrative decisions to the extent they deal with any of the foregoing excluded laws.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

We express no opinion as to any consent, approval, authorization or other action or filing necessary for the ongoing operation of the business of any Florida Guarantor.  We express no opinion as to the title or ownership of any collateral contemplated as security for the 2013 Indenture or the Guaranties provided by the Florida Guarantors.  We express no opinion as to any matter whatsoever relating to the (a) accuracy or completeness of any financial or accounting information provided by the Florida Guarantors or the financial status of any of them; (b) the accuracy or completeness of any representations or warranties made by the Florida Guarantors; or (c) the ability of any of the Florida Guarantors to perform or otherwise meet their respective obligations under the 2013 Indenture.

This opinion is limited to the laws of the State of Florida, as currently in effect. We do not express any opinion as to the laws of any jurisdiction other than the State of Florida.

This opinion letter is furnished to you solely for your benefit in connection with the 2013 Indenture and may not be relied upon by any other party without our prior written consent in each instance.  Further, copies of this opinion letter may not be furnished to any other party, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document without our prior written consent in each instance, except that (a) Pillsbury Winthrop Shaw Pittman LLP, which is serving as your counsel in connection with the Registration Statement may rely upon this opinion in connection with delivering its opinion to be filed as an exhibit to the Registration Statement and (b) we hereby consent to the filing of this opinion as an exhibit to the Registration Statement, provided that in giving such consent, we do not admit that we are “experts” within the meaning of Section of the Securities Act or within the category of persons whose consent is required under Section 7 thereof.

This opinion letter speaks only as of the date hereof.  We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts or other developments, whether existing before or first arising after the date hereof, that might change the opinions expressed above.

Very truly yours,

/s/ LOWNDES, DROSDICK, DOSTER,
KANTOR & REED, P.A.